Contact:
Francis J. Wiatr
Chairman, President and CEO
(860) 355-7602

APRIL 20, 2005	For Immediate Release

NewMil Bancorp Reports 11% Increase in Earnings Per Share
(Net Income Up 10.5%) for First Quarter 2005
Announces $0.20 Quarterly Dividend

New Milford, CT—(April 20, 2005) The Board of Directors of NewMil Bancorp, Inc. (NASDAQ/NM:NMIL) today announced results of its first quarter ended March 31, 2005.

Diluted earnings per share increased 11% to $0.52 for the first quarter ended March 31, 2005 from $0.47 for the first quarter ended March 31, 2004.

Net income increased 10.5% to $2.2 million for the first quarter of 2005, compared with $2.0 million for the first quarter of 2004. The strong results were attributable to increases in net interest income, non-interest income and lower non-interest expense. Net interest income increased primarily due to an increase of $58.7 million in average earning assets, which more than offset the 30 basis point decrease in the net interest margin to 3.71%, compared with 4.01% at March 31, 2004. Non-interest income increased due to higher service fees collected as well as higher gains on sales of residential loans. Non-interest expense decreased $0.2 million, or 5% for the first quarter of 2005, primarily due to lower compensation, marketing and advertising costs as well as lower professional service expenses.

NewMil’s assets increased to $790 million, up $45 million since December 31, 2004. Total gross loans were $482 million at March 31, 2005, which increased slightly since December 31, 2004. Credit quality remains strong, as evidenced by nonperforming assets at 6 basis points of total assets at March 31, 2005. Deposits increased $17 million to $604 million from $587 million at December 31, 2004. At March 31, 2005, book value and tangible book value per common share were $12.96 and $11.01, respectively, and tier 1 leverage and total risk-based capital ratios were 7.75% and 14.23%, respectively. Return on average shareholder’s equity was 16% for the first quarter of 2005. NewMil’s efficiency ratio was under 57% for the quarter ending March 31, 2005.

Francis J. Wiatr, NewMil’s Chairman, President and CEO noted, “We are very pleased with our results for the quarter. Our commercial lending business had an excellent quarter, while our residential business softened as expected due to higher interest rates.

Our competitive deposit product programs and excellent customer service are continuing to attract many new business and personal household accounts to the Bank. While our market place is competitive, we are continuing to build market share as people appreciate the difference dealing with a local bank who can deliver excellent and timely service.

The economy in the markets we serve is strong. However, there is a confused outlook as to the threat of inflation at the national level over the next few quarters. Consequently, we are expecting a continued rise in interest rates in the near term. While this could soften things a bit, there is enough momentum for quality projects that we expect continued strong loan demand.

(continued)

With prudent consideration for the uncertainty that accompanies changing economic scenarios, we are optimistic about our growth prospects as we move forward into the year. We are in the process of opening two additional Fairfield County locations this year and are confident in our overall outlook for 2005.”

The Board of Directors also announced a quarterly dividend of 20 cents per common share, payable on May 17, 2005 to shareholders of record on May 3, 2005.

NewMil Bancorp is the parent company of NewMil Bank, which has served western Connecticut since 1858, and operates 19 full-service banking offices.

Financial highlights are attached.

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Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company’s other filings with the Securities and Exchange Commission, press releases and other communications.

(continued)

NewMil Bancorp, Inc
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)
(unaudited)

	Three month
	period ended
	March 31
STATEMENT OF INCOME	2005	2004

Interest and dividend income	$9,279	$8,831
Interest expense	2,719	2,321
Net interest income	6,560	6,510
Provision for loan losses	-	-
Non-interest income
Service fees on deposit accounts	702	684
Gains on sales of mortgage loans	52	40
Other non-interest income	193	193
Total non-interest income	947	917
Non-interest expense
Compensation	2,312	2,466
Occupancy and equipment	787	730
Postage and telecommunication	133	131
Professional services, collection & OREO	226	297
Printing and office supplies	104	101
Marketing	67	121
Service bureau EDP	93	94
Amortization of intangible assets	37	49
Other	496	476
Total non-interest expense	4,255	4,465
Income before income taxes	3,252	2,962
Provision for income taxes	1,017	939
Net income	$2,235	$2,023

Per common share
Diluted earnings	$0.52	$0.47
Basic earnings	0.53	0.48
Cash dividends	0.20	0.15

Statistical data
Net interest margin	3.71%	4.01%
Efficiency ratio	56.68	60.12
Return on average assets	1.19	1.16
Return on average common
shareholders’ equity	16.08	15.16
Weighted average equivalent
common shares outstanding, diluted	4,309	4,334

(continued)

NewMil Bancorp, Inc.
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)

	March 31,	March 31,	December 31,
FINANCIAL CONDITION	2005	2004	2004
	Unaudited	Unaudited

Total assets	$789,800	$714,370	$744,599
Loans, net	476,772	452,301	476,660
Allowance for loan losses	5,001	5,178	5,048
Securities	258,079	199,087	216,558
Cash and cash equivalents	20,664	30,460	18,493
Intangible assets	8,203	8,650	8,240
Deposits	604,284	558,841	587,010
Federal Home Loan Bank advances	98,663	75,546	75,654
Repurchase agreements	14,186	11,066	13,147
Long term debt	9,821	9,761	9,806
Shareholders' equity	54,582	54,424	55,613
Non-performing assets	476	1,518	922
Deposits
Demand (non-interest bearing)	$71,039	$49,178	$66,895
NOW accounts	84,766	78,025	85,889
Money market	151,220	156,872	147,375
Savings and other	87,130	85,073	85,829
Certificates of deposit	210,129	189,693	201,022
Total deposits	604,284	558,841	587,010

Per common share
Book value	$12.96	$12.90	$13.25
Tangible book value	11.01	10.85	11.29

Statistical data
Non-performing assets to total assets	0.06%	0.21%	0.12%
Allowance for loan losses to total loans	1.04	1.13	1.05
Allowance for loan losses to non-performing loans	1,240.94	341.11	547.51
Common shareholders' equity to assets	6.91	7.62	7.47
Tangible common shareholders' equity to assets	5.87	6.41	6.36
Tier 1 leverage capital	7.75	7.61	7.79
Total risk-based capital	14.23	13.78	14.40
Common shares outstanding, net
(period end)	4,211	4,220	4,197

- End -